EX-99.B-77Q1(e)

                         UNITED NEW CONCEPTS FUND, INC.

SUB-ITEM 77Q1(e)    Changes to the registrant's investment
                    advisory contract:

                  EXHIBIT A TO INVESTMENT MANAGEMENT AGREEMENT

                                  FEE SCHEDULE

A cash fee computed each day on net asset value for the Fund at the annual rates listed below:

Net Assets                              Fee


Up to $1 billion                        0.85% of net assets

Over $1 billion and up to $2 billion    0.83% of net assets

Over $2 billion and up to $3 billion    0.80% of net assets

Over $3 billion                         0.76% of net assets